Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE August 2, 2018	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON REPORTS RECORD SECOND QUARTER SALES AND BACKLOG

TULSA, Okla, August 2, 2018 - AAON, Inc. (NASDAQ-AAON) today announced its operating results for the second quarter and six months ended June 30, 2018.

In the quarter ended June 30, 2018, net sales were $109.6 million, up 8.2% from $101.3 million in 2017. Net income was $11.7 million, a decline of 15.2% from $13.8 million in the same period a year ago. Net sales for the six months ended June 30, 2018 were $208.7 million, increasing 11.3% from $187.4 million in 2017. Net income for the six months ended June 30, 2018 was $16.0 million, down 33.6% from $24.0 million in 2017.

Our backlog at June 30, 2018 increased 87.5% to $156.6 million, from $83.5 million for the same period a year ago.

Earnings per diluted share in the second quarter of 2018 were $0.22, down 15.4% from $0.26 for the same period in 2017, based upon 52.7 million and 53.2 million shares outstanding at June 30, 2018 and 2017, respectively. Earnings per diluted share for the six months ended June 30, 2018 were $0.30, a decrease of 33.3% from $0.45 in 2017, based upon 52.8 million and 53.2 million shares outstanding at June 30, 2018 and 2017, respectively

While gross profit is down for both the quarter and six months compared to 2017, as a percent of sales gross profit increased from 15.5% in the first quarter to 25.2% in the second quarter. Norman H. Asbjornson, CEO, said, "As expected, our gross profit has started to recover as we've entered our peak season. We are working hard to improve our gross profit by closely monitoring our raw material costs while reviewing our supply chain. In addition, we are working to increase our production levels to help absorb overhead."

Selling, general and administrative expenses increased 9.3% to $13.1 million (11.9% of sales) from $12.0 million (11.8% of sales) as compared to the second quarter of 2017. For the six months ended June 30, 2018, selling, general and administrative expenses increased 3.6% to $23.3 million (11.2% of sales) compared to $22.5 million (12.0% of sales) for the same period a year ago.

Mr. Asbjornson continued, "Our financial condition at June 30, 2018 remains strong with a current ratio of 2.2:1 (including cash and short-term investments totaling $24.3 million) and we continue to operate debt free."

Gary Fields, President, concluded "While orders were slower than expected at the beginning of the year, they have materialized as evidenced by our record backlog. We are starting to see the impact of our November 2017 price increases and expect the subsequent prices increases will continue to strengthen our gross profit throughout 2018 and into 2019."

The Company will host a conference call today at 4:15 P.M. Eastern Time to discuss the second quarter results. To participate, call 1-888-241-0551 (code 8292427); or, for rebroadcast, call 1-855-859-2056 (code 8292427).

AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps and coils. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands, except share and per share data)
Net sales	$109,588	$101,326	$208,670	$187,404
Cost of sales	82,003	69,648	165,695	130,740
Gross profit	27,585	31,678	42,975	56,664
Selling, general and administrative expenses	13,086	11,971	23,305	22,501
(Gain) loss on disposal of assets	(4)	48	(11)	47
Income from operations	14,503	19,659	19,681	34,116
Interest income, net	67	71	135	131
Other (expense) income, net	12	34	6	45
Income before taxes	14,582	19,764	19,822	34,292
Income tax provision	2,891	5,970	3,871	10,281
Net income	$11,691	$13,794	$15,951	$24,011
Earnings per share:
Basic	$0.22	$0.26	$0.30	$0.46
Diluted	$0.22	$0.26	$0.30	$0.45
Cash dividends declared per common share:	$0.16	$0.13	$0.16	$0.13
Weighted average shares outstanding:
Basic	52,383,842	52,615,366	52,348,912	52,624,782
Diluted	52,717,787	53,151,134	52,754,045	53,176,425

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	June 30, 2018	December 31, 2017
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$15,854	$21,457
Certificates of deposit	5,520	2,880
Investments held to maturity at amortized cost	2,955	6,077
Accounts receivable, net	53,418	50,338
Income tax receivable	4,971	1,643
Note receivable	27	28
Inventories, net	70,467	70,786
Prepaid expenses and other	1,453	518
Total current assets	154,665	153,727
Property, plant and equipment:
Land	2,794	2,233
Buildings	96,043	92,075
Machinery and equipment	205,464	184,316
Furniture and fixtures	14,747	13,714
Total property, plant and equipment	319,048	292,338
Less: Accumulated depreciation	157,927	149,963
Property, plant and equipment, net	161,121	142,375
Intangible assets, net	622	—
Goodwill	3,229	—
Note receivable	634	678
Total assets	$320,271	$296,780

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	25,127	10,967
Dividends payable	8,400	—
Accrued liabilities	38,146	39,098
Total current liabilities	71,673	50,065
Deferred revenue	1,546	1,512
Deferred tax liabilities	8,415	7,977
Donations	200	—
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 52,290,064 and 52,422,801 issued and outstanding at March 31, 2018 and December 31, 2017, respectively	209	210
Additional paid-in capital	—	—
Retained earnings	238,228	237,016
Total stockholders' equity	238,437	237,226
Total liabilities and stockholders' equity	$320,271	$296,780

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended June 30,
	2018	2017
Operating Activities	(in thousands)
Net income	$15,951	$24,011
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,438	7,281
Amortization of bond premiums	8	29
Provision for losses on accounts receivable, net of adjustments	89	141
Provision for excess and obsolete inventories	299	260
Share-based compensation	3,699	3,529
(Gain) loss on disposition of assets	(11)	47
Foreign currency transaction gain	15	(24)
Interest income on note receivable	14	(13)
Deferred income taxes	438	364
Changes in assets and liabilities:
Accounts receivable	(2,087)	(254)
Income taxes	(3,328)	5,430
Inventories	1,400	(15,983)
Prepaid expenses and other	(935)	(272)
Accounts payable	12,974	6,801
Deferred revenue	(931)	118
Accrued liabilities and donations	213	2,295
Net cash provided by operating activities	36,246	33,760
Investing Activities
Capital expenditures	(25,925)	(16,847)
Cash paid in business combination	(6,377)	—
Proceeds from sale of property, plant and equipment	11	7
Investment in certificates of deposits	(7,200)	(5,280)
Maturities of certificates of deposits	4,560	5,272
Purchases of investments held to maturity	(9,001)	(13,241)
Maturities of investments	11,620	14,063
Proceeds from called investments	495	500
Principal payments from note receivable	16	26
Net cash used in investing activities	(31,801)	(15,500)
Financing Activities
Stock options exercised	2,299	1,573
Repurchase of stock	(11,539)	(9,368)
Employee taxes paid by withholding shares	(808)	(1,066)
Net cash used in financing activities	(10,048)	(8,861)
Net (decrease) increase in cash and cash equivalents	(5,603)	9,399
Cash and cash equivalents, beginning of period	21,457	24,153
Cash and cash equivalents, end of period	$15,854	$33,552

Use of Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), an additional non-GAAP financial measure is provided and reconciled in the following table. The Company believes that this non-GAAP financial measure, when considered together with the GAAP financial measures, provides information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance.
EBITDAX
EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations.
The Company defines EBITDAX as net income, plus (1) depreciation, (2) amortization of bond premiums, (3) share-based compensation, (4) interest (income) expense and (5) income tax expense. EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.
The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,

	2018	2017	2018	2017
	(in thousands)
Net Income, a GAAP measure	$11,691	$13,794	$15,951	$24,011
Depreciation and amortization	4,309	3,643	8,438	7,281
Amortization of bond premiums	3	13	8	29
Share-based compensation	1,975	1,884	3,699	3,529
Interest income	(70)	(85)	(143)	(161)
Income tax expense	2,891	5,970	3,871	10,281
EBITDAX, a non-GAAP measure	$20,869	$25,219	$31,967	$44,970